Exhibit 1.01

ZOOM TELEPHONICS, INC. CONFLICT MINERAL REPORT FOR YEAR ENDED 12/31/15

DUE DILIGENCE PROCESS:

Zoom Telephonics (“Zoom”) reviewed its product line and determined all products for which Zoom has or had some control on the manufacturing process or specification of parts.

For those identified products Zoom contacted each supplier and asked that each supplier certify honestly in writing that the supplier does not knowingly procure gold, tantalum, tungsten, cobalt, columbite-tantalite, cassiterite, wolframite or tin from conflict areas of the DRC.

The Conflict Mineral Reporting Template produced by the Electronic Industry’s Citizenship Coalition was used as a guide in obtaining the information from our direct suppliers.

DUE DILIGENCE RESPONSES:

Zoom received responses back from all of the suppliers contacted. All of the suppliers confirmed in writing that they do not use metals sourced from the conflict areas of the DRC and that they do have policies in place to prevent sourcing from conflict areas.

PRODUCT DESCRIPTION:

As discussed above, Zoom’s diligence included all products for which Zoom has or had some control on the manufacturing process or specification of parts.

To the best of our knowledge as detailed above, none of these products contains conflict minerals sourced from the conflict areas of the DRC.

Zoom Telephonics hereby certifies that we have surveyed our supply chain regarding source and procurement of gold, tantalum, tungsten, tin, columbite-tantalite, cassiterite, wolframite, and cobalt and, based on current information provided by our suppliers, Zoom confirms that none of the aforementioned minerals utilized by our supply chain and contained in our products is derived from or sourced from mines in the conflict areas of the DRC; and that therefore our products are “DRC Conflict-Free”.

May 18, 2016

ZOOM TELEPHONICS, INC. CONFLICT MINERAL STATEMENT

Zoom Telephonics hereby certifies that we have surveyed our supply chain regarding source and procurement of gold, tantalum, tungsten, tin, columbite-tantalite, cassiterite, wolframite, and cobalt and, based on current information provided by our suppliers, Zoom confirms that none of the aforementioned minerals utilized by our supply chain and contained in our products is derived from or sourced from mines in the conflict areas of the DRC; and that therefore our products are “DRC Conflict-Free”.

Deena M. Randall

VP of Operations